Exhibit 99.2

(Unaudited) Averion Financial Statements for Period Ending June 30, 2006

Averion Inc.

BALANCE SHEET

June 30, 2006

ASSETS
Current Assets
Cash and cash equivalents	$1,196,057
Restricted cash	4,589
Accounts receivable (net)	3,522,868
Unbilled services	1,271,106
Deferred tax asset	143,252
Prepaid expenses	528,881
Deposits	58,095
Other current assets	124,268
Total Current Assets	6, 849,116

Property and Equipment
Property and equipment	3,481,786
Less - accumulated depreciation	(2,366,282)
Net Property & Equipment	1,115,504

TOTAL ASSETS	7,964,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	368,924
Accrued expenses	611,495
Unearned revenue	2,050,347
Flexible Spending	10,566
Client escrow	4,489
Vacation Accruals	525,626
Deferred Taxes	68,680
Other current liabilities	442
TOTAL LIABILITIES	3,640,569

Stockholders’ Equity
Common Stock, no par, 200,000 authorized, 157,000 outstanding	157
Retained earnings	4,499,402
Current earnings	(175,508)
TOTAL STOCKHOLDER’S EQUITY	4,324,051

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	7,964,620

The accompanying notes are an integral part of these financial statements

(Unaudited) Averion Financial Statements for Period Ending June 30, 2006

Averion, Inc.

Statement of Operations

	For The		For The
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Service Revenue	$4,745,837	$5,167,684	$8,935,501	$10,725,285
Direct Costs	2,641,927	2,717,077	5,010,558	5,556,013
Gross Profit	2,103,910	2,450,607	3,924,943	5,169,272

Operating Costs and Expenses:
Sales and Marketing	316,008	255,102	531,155	474,547
General and Administrative	1,822,588	1,548,107	3,447,011	2,988,223
Depreciation and Amortization	137,940	89,590	265,865	179,180
Total Operation Costs and Expenses	2,276,536	1,892,799	4,244,031	3,641,950

Income From Operations	(172,626)	557,808	(319,088)	1,527,322

Other Income	0	0	0	0
Interest Income	11,415	3,809	26,575	7,831
Total Other Income	11,415	3,809	26,575	7,831

Income (Loss) before taxes	(161,211)	561,617	(292,513)	1,535,153
Benefit (Provision) for Income Taxes	64,484	(235,182)	117,005	(633,937)

Net (Loss) Income	(96,727)	326,435	(175,508)	901,216

Weighted average number of common shares outstanding:
Basic	157,000	157,000	157,000	157,000
Fully Diluted	161,100	161,100	161,100	161,100

Net income (loss):
Basic	$(0.62)	$2.08	$(1.12)	$5.74
Fully Diluted	$(0.60)	$2.03	$(1.09)	$5.59

The accompanying notes are an integral part of these financial statements

(Unaudited) Averion Financial Statements for Period Ending June 30, 2006

Averion Inc.

STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
Net Income/(Loss)	$(175,508)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and Amortization	265,865
Changes in assets and liabilities

(Increase) decrease in -
Restricted cash	12,221
Accounts receivable	(1,160,075)
Unbilled services	(126,435)
Deferred Tax Asset	(119,877)
Prepaid expenses	(97,519)
Other current assets	124,268

Increase (decrease) in -
Accounts payable	151
Accrued Expenses	92,857
Unearned revenue	540,842
Flexible Spending	10,566
Client Escrow	(12,321)
Vacation Accruals	80,034
Other Current Liabilities	(91,385)

NET CASH PROVIDED BY (USED IN) OPERATIONS	904,852

INVESTING ACTIVITIES:

Purchases of property and equipment	(313,505)
Other assets	26,243

NET CASH USED IN INVESTING ACTIVITIES	(287,262)

FINANCING ACTIVITIES:

NET INCREASE (DECREASE) IN CASH	(1,192,114)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,388,171

CASH AND CASH EQUIVALENTS, END OF PERIOD	1,196,057

The accompanying notes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS

AVERION, INC.

1. BASIS OF PRESENTATION

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with our financial statements for the year ended December 31, 2005 and the notes thereto. We have followed the same accounting policies in the preparation of these consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

2. ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount we expect to collect. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining the collectibility of a specific account: credit-worthiness, historical payment activity and changes in customer payment terms. We provide for estimated allowances through a charge to earnings and a credit to a receivable allowance. Balances that remain outstanding after we have made reasonable collection efforts are written off through a charge to the valuation and a credit to accounts receivable. As of June 30, 2006, accounts receivable balances net of allowances were $3,522,868.

3. FIXED ASSETS

During the six months ended June 30, 2006 depreciation expense totaled $265,865.

4. NOTES PAYABLE

There were no notes payable as of June 30, 2006.

5. STOCKHOLDERS EQUITY

The Company is authorized to issue 200,000 shares of no par common stock and issued 157,000 shares that were outstanding as of June 30, 2006 and 2005 respectively.

6. SUBSEQUENT EVENTS

The Averion Merger

On July 31, 2006, the Company consummated a merger with IT&E International Group, Inc.(IT&E) (the “Averion Merger”) through IT&E’s wholly-owned subsidiaries IT&E Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), and IT&E Acquisition Co., Inc., a Delaware corporation (“Acquisition Sub”),  IT&E pursuant to the terms of the Agreement and Plan of Merger dated June 30, 2006, by and among the IT&E Merger Sub and Acquisition Sub, on the one hand, and the Company and Company’s shareholders, on the other hand.  At the closing of the Averion Merger, Merger Sub merged with and into the Company (the “Reverse Merger”).  As a result of the Reverse Merger, the company was the surviving corporation and became a wholly-owned subsidiary of IT&E.  Immediately following the closing of the Reverse Merger, a forward merger occurred whereby the Company was merged with and into the Acquisition Sub (the “Forward Merger,” together with the Reverse Merger, constitute the Averion Merger).  As a result of the Forward Merger, Acquisition Sub is the surviving corporation and a wholly-owned operating subsidiary of IT&E.

At the closing of the Averion Merger, IT&E purchased all of the outstanding capital stock of the Company.  In exchange for all such outstanding capital stock of the Company, the Company’s shareholders received from IT&E, in the aggregate: (i) five million six hundred fifty thousand dollars ($5,650,000) in cash (the “Cash Consideration”); (ii) two year promissory notes in the aggregate principal amount of seven hundred thousand dollars ($700,000); (iii) five year promissory notes in the aggregate principal amount of five million seven hundred thousand dollars ($5,700,000); (iv) forty five million two hundred forty five thousand four hundred fifty five (45,245,455) shares of  IT&E’s common stock (the “Common Stock Consideration”); and (v) eight thousand three hundred (8,300) shares of IT&E’s Series E Convertible Preferred Stock, stated value $1,000 per share (the “Preferred Stock Consideration”).